Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FIRST QUARTER
FISCAL 2023 RESULTS
HILLIARD, Ohio – (August 4, 2022) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite septic wastewater industries today announced financial results for the fiscal first quarter ended June 30, 2022.
First Quarter Fiscal 2023 Results
•Net sales increased 36.6% to $914.2 million
•Net income increased 144.4% to $188.5 million
•Adjusted EBITDA (Non-GAAP) increased 79.5% to $299.0 million
Scott Barbour, President and Chief Executive Officer of ADS commented, "We achieved record revenue and Adjusted EBITDA results in the first quarter of fiscal 2023, with results coming in well above plan. Sales growth of 37% was driven by favorable pricing at both ADS and Infiltrator, as well as strong volume growth in Allied Products, Infiltrator and the residential end market driven by share gains. In addition, the new production equipment installed during the fourth quarter of fiscal year 2022, at both ADS and Infiltrator is producing to expected rates and helping to bring down elevated backlogs. While pipe volume in our non-residential, infrastructure and agriculture end markets started slower than anticipated, year-over-year volume performance improved as the quarter progressed and we remain confident in the outlook for all of our end markets for the remainder of the fiscal year."

Barbour continued, "The favorable top line growth we achieved in the first quarter was broad based across our construction end markets and geographies, with notable strength in our priority states. This growth offset inflationary cost pressures that we continue to see in transportation and our manufacturing operations. In addition, the pricing actions we have taken have more than offset our raw material costs, which moderated, but remain at elevated levels. As a result of these actions, we generated strong growth in Adjusted EBITDA, which in combination with improvements in working capital, helped drive significant free cash flow generation."

Barbour concluded, "Based on better than expected performance this quarter that we anticipate will continue into the second quarter, we are raising our fiscal year guidance for both revenue and Adjusted EBITDA. While there is uncertainty around general economic conditions, specifically in residential construction, the strength we see in our leading indicators including project identification, quoting, book-to-bill and order trends, give us confidence we can achieve the updated guidance issued today."
First Quarter Fiscal 2023 Results
Net sales increased $244.9 million, or 36.6%, to $914.2 million, as compared to $669.3 million in the prior year quarter. Domestic pipe sales increased $150.8 million, or 40.3%, to $524.9 million. Domestic allied products & other sales increased $71.9 million, or 56.6%, to $198.9 million. Infiltrator sales increased $39.5 million, or 31.2%, to $166.3 million. These increases were driven by double-digit sales growth in the U.S. construction end markets. International sales increased $6.1 million, or 9.4%, to $71.5 million, driven by strong sales growth in the Canadian, Mexican and Exports businesses.
Gross profit increased $151.0 million, or 75.1%, to $352.1 million as compared to $201.1 million in the prior year. The increase in gross profit is primarily due to the increase in sales volume and favorable pricing on pipe, onsite septic and allied products. The increase in our gross profit was due to an increase in net sales from improved pricing partially offset by inflationary pressures of higher material and transportation costs along with higher manufacturing costs.
Adjusted EBITDA (Non-GAAP) increased $132.5 million, or 79.5%, to $299.0 million, as compared to $166.6 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 32.7% as compared to 24.9% in the prior year.
Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Balance Sheet and Liquidity
Net cash provided by operating activities was $249.8 million, as compared to $104.3 million in the prior year. Free cash flow (Non-GAAP) was $213.6 million, as compared to $78.8 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $850.2 million as of June 30, 2022, a decrease of $74.3 million from March 31, 2022.

On June 9, 2022 the Company issued $500.0 million aggregate principal amount of 6.375% Senior Notes due 2030. Some of the proceeds of this issuance were used to repay the outstanding borrowings under its senior secured revolving credit facility.
ADS had total liquidity of $1,059 million, comprised of cash of $464 million as of June 30, 2022 and $595 million of availability under committed credit facilities. As of June 30, 2022, the Company’s leverage ratio was 1.1 times.
In the three months ended June 30, 2022, the Company repurchased 0.8 million shares of its common stock for a total cost of $67.4 million. As of June 30, 2022, approximately $932.6 million of common stock may be repurchased under the authorization.
Fiscal 2023 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company raised its financial targets for fiscal 2023. Net sales are now expected to be in the range of $3.250 billion to $3.350 billion. Adjusted EBITDA is expected to be in the range of $900 to $940 million. Capital expenditures are expected to be in the range of $150 million to $180 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://ige.netroadshow.com/registration/q4inc/11113/ads/#39-first-quarter-fiscal-year-2023-financial-results/. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS provides superior drainage solutions for use in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture. ADS delivers tremendous service to its customers with the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 38 distribution centers. ADS is the largest plastic recycling company in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; the risks related to the COVID-19 pandemic or other pandemics in the future; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; cybersecurity risks; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-

looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2022	2021
Net sales	$914,186	$669,300
Cost of goods sold	562,079	468,179
Gross profit	352,107	201,121
Operating expenses:
Selling, general and administrative	86,520	76,221
Loss (gain) on disposal of assets and costs from exit and disposal activities	303	(11)
Intangible amortization	13,677	15,645
Income from operations	251,607	109,266
Other expense:
Interest expense	11,072	7,907
Derivative gains and other income, net	(1,902)	(2,014)
Income before income taxes	242,437	103,373
Income tax expense	55,065	26,455
Equity in net income of unconsolidated affiliates	(1,110)	(205)
Net income	188,482	77,123
Less: net income attributable to noncontrolling interest	1,336	1,136
Net income attributable to ADS	187,146	75,987
Dividends to participating securities	—	(1,635)
Net income available to common stockholders and participating securities	187,146	74,352
Undistributed income allocated to participating securities	—	(10,933)
Net income available to common stockholders	$187,146	$63,419

Weighted average common shares outstanding:
Basic	83,144	71,534
Diluted	84,389	73,124
Net income per share:
Basic	$2.25	$0.89
Diluted	$2.22	$0.87
Cash dividends declared per share	$0.12	$0.11

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	June 30, 2022	March 31, 2022
ASSETS
Current assets:
Cash	$463,696	$20,125
Receivables, net	427,620	341,753
Inventories	489,492	494,324
Other current assets	20,532	15,696
Total current assets	1,401,340	871,898
Property, plant and equipment, net	636,042	619,383
Other assets:
Goodwill	619,626	610,293
Intangible assets, net	449,115	431,385
Other assets	119,240	116,799
Total assets	$3,225,363	$2,649,758
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$18,113	$19,451
Current maturities of finance lease obligations	5,227	5,089
Accounts payable	274,606	224,986
Other accrued liabilities	148,605	134,877
Accrued income taxes	58,207	6,838
Total current liabilities	504,758	391,241
Long-term debt obligations, net	1,279,176	908,705
Long-term finance lease obligations	11,429	11,393
Deferred tax liabilities	166,741	168,435
Other liabilities	66,472	64,939
Total liabilities	2,028,576	1,544,713
Mezzanine equity:
Redeemable common stock	188,828	—
Redeemable convertible preferred stock	—	195,384
Total mezzanine equity	188,828	195,384
Stockholders’ equity:
Common stock	11,623	11,612
Paid-in capital	1,079,701	1,065,628
Common stock in treasury, at cost	(408,861)	(318,691)
Accumulated other comprehensive loss	(28,289)	(24,386)
Retained earnings	335,822	158,876
Total ADS stockholders’ equity	989,996	893,039
Noncontrolling interest in subsidiaries	17,963	16,622
Total stockholders’ equity	1,007,959	909,661
Total liabilities, mezzanine equity and stockholders’ equity	$3,225,363	$2,649,758

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended June 30,
(Amounts in thousands)	2022	2021
Cash Flow from Operating Activities
Net income	$188,482	$77,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,578	34,656
Deferred income taxes	(1,272)	64
Loss (gain) on disposal of assets and costs from exit and disposal activities	303	(11)
ESOP and stock-based compensation	6,273	20,806
Amortization of deferred financing charges	344	95
Fair market value adjustments to derivatives	(90)	(675)
Equity in net income of unconsolidated affiliates	(1,110)	(205)
Other operating activities	(3,535)	450
Changes in working capital:
Receivables	(79,616)	(67,388)
Inventories	8,039	(28,985)
Prepaid expenses and other current assets	(4,840)	(7,442)
Accounts payable, accrued expenses, and other liabilities	101,209	75,860
Net cash provided by operating activities	249,765	104,348
Cash Flows from Investing Activities
Capital expenditures	(36,189)	(25,546)
Acquisition, net of cash acquired	(47,492)	—
Other investing activities	13	53
Net cash used in investing activities	(83,668)	(25,493)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(1,750)	(1,750)
Proceeds from Revolving Credit Agreement	26,200	—
Payments on Revolving Credit Agreement	(140,500)	—
Proceeds from Amended Revolving Credit Agreement	97,000	—
Payments on Amended Revolving Credit Agreement	(97,000)	—
Proceeds from Senior Notes due 2030	500,000	—
Debt issuance costs	(11,575)	—
Payments on Equipment Financing	(3,548)	—
Payments on finance lease obligations	(1,721)	(5,379)
Repurchase of common stock	(57,699)	(102,013)
Cash dividends paid	(10,170)	(9,451)
Dividends paid to noncontrolling interest holder	—	(957)
Proceeds from exercise of stock options	1,249	1,336
Payment of withholding taxes on vesting of restricted stock units	(22,809)	(12,976)
Other financing activities	—	(131)
Net cash provided by (used in) financing activities	277,677	(131,321)
Effect of exchange rate changes on cash	(203)	290
Net change in cash	443,571	(52,176)
Cash at beginning of period	20,125	195,009
Cash at end of period	$463,696	$142,833

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	June 30, 2022			June 30, 2021
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$524,857	$(9,874)	$514,983	$374,010	$(1,903)	$372,107
Infiltrator Water Technologies	166,290	(28,906)	137,384	126,742	(19,037)	107,705
International
International - Pipe	53,419	(5,859)	47,560	50,838	(2,914)	47,924
International - Allied Products & Other	18,095	—	18,095	14,528	—	14,528
Total International	71,514	(5,859)	65,655	65,366	(2,914)	62,452
Allied Products & Other	198,909	(2,745)	196,164	127,036	—	127,036
Intersegment Eliminations	(47,384)	47,384	—	(23,854)	23,854	—
Total Consolidated	$914,186	$—	$914,186	$669,300	$—	$669,300
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.
Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended June 30,
(Amounts in thousands)	2022	2021
Segment adjusted gross profit
Pipe	$168,579	$84,143
Infiltrator Water Technologies	75,794	59,402
International	20,484	21,378
Allied Products & Other	109,041	63,299
Intersegment Eliminations	(815)	(14)
Total Segment Adjusted Gross Profit	373,083	228,208
Depreciation and amortization	20,302	17,532
ESOP and stock-based compensation expense	674	9,555
Total Gross Profit	$352,107	$201,121
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended June 30,
(Amounts in thousands)	2022	2021
Net income	$188,482	$77,123
Depreciation and amortization	35,578	34,656
Interest expense	11,072	7,907
Income tax expense	55,065	26,455
EBITDA	290,197	146,141
Loss (gain) on disposal of assets and costs from exit and disposal activities	303	(11)
Stock-based compensation expense	6,273	6,651
ESOP compensation expense	—	14,155
Transaction costs	1,715	43
Other adjustments(a)	555	(397)
Adjusted EBITDA	$299,043	$166,582
(a)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.
Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Three Months Ended June 30,
(Amounts in thousands)	2022	2021
Net cash flow from operating activities	$249,765	$104,348
Capital expenditures	(36,189)	(25,546)
Free cash flow	$213,576	$78,802